Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Second Quarter 2006 Results

Company Reports 22% Year-over-Year Revenue Growth and $88,000 Net Loss Including
$175,000 in Non-Cash Stock Compensation Expense

BELLEVUE, WA, August 3, 2006 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of embedded software solutions, today announced financial results for the second quarter of 2006. BSQUARE reported total revenue for the quarter of $12.6 million, an increase of 22% from the $10.3 million reported during the second quarter of 2005, and a 9% increase from the $11.6 million reported in the first quarter of 2006. Total revenue for the six months ended June 30, 2006 increased to $24.2 million from $20.1 million in the prior year period.

The company reported a net loss for the quarter of $88,000, or $0.01 per diluted share, including $175,000 in non-cash stock-based compensation expense, which compared to a net loss of $37,000, or $0.00 per diluted share, in the second quarter of 2005, which included no stock-based compensation expense. In the first quarter of 2006, the company reported a net loss of $849,000, or $0.09 per diluted share, which included $154,000 of stock-based compensation expense. For the six months ended June 30, 2006, the company reported a net loss of $937,000, or $0.10 per diluted share, compared to a net loss of $582,000, or $0.06 per diluted share, in the prior year period. The first half of 2006 included stock-based compensation expense of $329,000 as compared to none in the prior year period.

“Overall, I’m encouraged with the company’s performance this quarter,” commented Brian Crowley, chief executive officer of BSQUARE. “We hit the top-end of the total revenue guidance provided last quarter highlighted by a particularly strong quarter in software sales, offset by lower-than-expected service revenue. Service revenue results for the quarter were impacted by a slower-than-expected ramp in a couple of new projects. However, demand for our services remains strong and we are expanding our service delivery capabilities to capitalize on emerging opportunities.”

Key Results, Achievements and Events:

•	The company achieved solid year-over-year revenue growth of 22% as a result of increases in both software and service revenue fueled by overall market strength and improved sales execution;

•	The company increased its total cash, cash equivalents and short-term investments balance for a second straight quarter;

•	For the second quarter in a row, the company derived revenue from a record number of customers; totaling 462 this quarter as compared to 362 in the year-ago quarter, an increase of 28%;

•	The company was named by Microsoft as its Embedded Systems Integrator of the Year for 2006 based on the breadth and depth of BSQUARE’s service offerings and overall value provided to customers;

•	The company worked on 73 service projects in the quarter, up 40% from 52 in the year-ago quarter. Projects during the quarter included a continuing project for a major defense contractor and new and continuing projects with semiconductor manufacturers and large OEMs including Intel, Palm, HP and Motorola;

•	The company formally launched its DevKitIDP 270 reference design, and secured its first DevKitIDP 270 customers in the quarter;

•	The company formally introduced its Portable Media Player reference design and is continuing to pursue several significant opportunities with OEMs;

•	The company formally announced plans for its next reference design family based upon the upcoming Intel Monahans processor family; and

•	The company launched a new version of its SDIO product line, SDIO Hx which provides ultra high performance — especially important in WiFi applications.

Commenting on the rest of the year, Mr. Crowley added, “We continue to focus on expanding our family of reference designs, broadening our SDIO platform and growing our service revenue. In conjunction with this, we are looking to develop deeper relationships with our silicon manufacturer partners. We believe that these initiatives will translate into higher sales of BSQUARE proprietary products and engineering services.”

Revenue Results

Total software revenue was $9.0 million for the quarter compared to $7.8 million in the second quarter of 2005. Total software revenue for the first half of 2006 was $16.9 million as compared to $15.3 million in the first half of 2005. Sales of third-party software products, most notably Microsoft Embedded operating systems, were $8.2 million this quarter, compared to $6.9 million in the second quarter of 2005, an increase of $1.3 million, or 19%. Third-party software sales were $15.7 million in the first half of 2006 as compared to $13.7 million in the first half of 2005. Contribution from a marketing referral arrangement entered into in the fourth quarter of 2005 drove the third-party software sales increase.

Proprietary software revenue was $810,000 this quarter compared to $970,000 in the second quarter of 2005. Sales of the Company’s reference design and related software products increased $167,000 this quarter as compared to the prior year, offset by a decline in other proprietary software revenue attributable to $300,000 in previously unreported OEM royalties recognized in the second quarter of 2005. This quarter included one large SDIO Now! runtime royalty order of $350,000. Proprietary software revenue was $1.2 million for the first half of 2006 compared to $1.6 million in 2005. Lower SDIO Now! revenue in 2006 and the decline in other proprietary software revenue discussed previously accounted for the decline. “We did recognize our first sales of our new IDP 270 reference design this quarter, albeit on a small scale since the product was released late in the quarter. While we did not sign any PMP customers this quarter, we continue to aggressively target PMP opportunities in our pipeline. One of our key goals is to sign new PMP customers during the third quarter,” Mr. Crowley continued.

Service revenue was $3.6 million this quarter, up 44% from the $2.5 million reported in the second quarter of 2005 driven by improved market strength and sales execution. Billable hours increased 59% this quarter as compared to the second quarter of 2005 offset by a 9% decrease in realized rate per hour. Service revenue and realized rate per hour were positively impacted by $187,000 in net service revenue delayed into this quarter from the first quarter of 2006 due to contract signing delays. The company is engaged in several Asia Pacific contracts where it is providing services at relatively low rates in exchange for guaranteed royalty payments in the future which accounted for the year-over-year rate per hour decline. Service revenue for the first half of 2006 was $7.3 million, an increase of 49% as compared to $4.9 million in the prior year. The increase was attributable to the factors noted previously. “Despite service revenue falling below expectations this quarter, as compared to our guidance of 5% to 10% sequential growth , we remain optimistic for the second half of the year as we have a healthy pipeline of business and strong interest from customers in engaging our services,” Mr. Crowley continued.

Gross Profit Margin Results

Overall gross profit was $3.0 million this quarter, or 23.8% of total revenue, as compared to $2.5 million, or 24.5% of total revenue, in the second quarter of 2005, with the higher gross profit driven by higher revenue levels, particularly engineering services. Software gross margin was 22.0% this quarter, compared to 24.9% in the second quarter of 2005 with the decrease driven by a lower contribution of high-margin proprietary revenue and higher contribution of low-margin third-party software revenue to total software revenue. Third-party software margin was slightly over 15% this quarter due to some positive rebate adjustments impacting the quarter. The company continued to maintain a high gross margin level for its proprietary software during the quarter of 90.9%. Overall gross profit was $5.3 million, or 22.0% of total revenue, for the first half of 2006 compared to $4.4 million, or 22.0% of total revenue, in the prior year.

Service gross margin increased to 28.3% this quarter, compared to 23.3% in the second quarter of 2005 driven by higher revenue levels. Service gross margin was positively impacted this quarter by the $187,000 in net revenue recognized on work performed in the first quarter of 2006. Scott Mahan, BSQUARE’s chief financial officer, commented, “We continue to expect service margin to improve throughout the year as revenue increases and certain fringe benefit expenses decline. While we did see a 13% sequential improvement in our service gross margin percentage this quarter, service margins fell below our expectations for the quarter due to lower than expected service revenue.”

Operating Expenses

During the quarter, operating expenses were $3.2 million, compared to $2.6 million in the second quarter of 2005. Selling, general and administrative expenses increased $380,000 year-over-year driven primarily by $115,000 in stock-based compensation expense not present in 2005 and increases in sales expenses to support the company’s growth in both domestic and international markets. Research and development expenses were $672,000 this quarter compared to $447,000 in the second quarter of 2005 driven by investments made to support the company’s increased focus on proprietary product development. Total operating expenses were $6.4 million for the first half of 2006 as compared to $5.1 million in the prior year with the increases driven by the factors noted previously. Mr. Mahan commented, “Consistent with our comments last quarter, other than the potential impact of Sarbox compliance, we expect operating expenses in the third quarter to be similar to this quarter’s levels based on our current plans. In fact, total operating expenses were down slightly sequentially this quarter.”

Cash Flows

The company’s cash, cash equivalents and short-term investments increased slightly to $11.0 million at June 30, 2006 as compared to $10.9 million at March 31, 2006 ($1.2 million of the balance is restricted in each case). Days sales outstanding were 48 this quarter, down from 49 in the first quarter. The company has no outstanding debt.

Outlook

“Based on current visibility into the third quarter, we are anticipating total quarterly revenue to increase approximately 25% year-over-year and be flat-to-up slightly sequentially,” Mr. Crowley concluded.

Conference Call

Management will host a conference call today, August 3, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To access the call, please dial 877-704-5384, or 913-312-1297 for international callers, and reference “BSQUARE Corporation Second Quarter 2006 Earnings Conference Call.” A replay will be available for one week following the call by dialing 888-203-1112 or 719-457-0820 for international callers; reference pin number 1327104. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31, 2005
	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$3,771	$7,694
Short-term investments	6,000	1,800
Accounts receivable, net of allowance for doubtful accounts of $691 at June 30, 2006 and $687 at December 31, 2005	6,785	7,296
Prepaid expenses and other current assets	369	440

Total current assets	16,925	17,230
Equipment, furniture and leasehold improvements, net	807	792
Intangible assets, net	203	304
Restricted cash	1,200	1,200
Other non-current assets	57	44

Total assets	$19,192	$19,570

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,514	$2,662
Other accrued expenses	3,639	3,298
Accrued compensation	976	964
Accrued legal fees	534	534
Deferred revenue	223	270

Total current liabilities	7,886	7,728
Deferred rent	367	379

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,587,233 shares issued and outstanding at June 30, 2006 and 9,553,566 shares issued and outstanding at December 31, 2005	118,791	118,393
Accumulated other comprehensive loss	(408)	(423)
Accumulated deficit	(107,444)	(106,507)

Total shareholders’ equity	10,939	11,463

Total liabilities and shareholders’ equity	$19,192	$19,570

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Revenue:
Software	$9,045	$7,822	$16,900	$15,274
Service	3,600	2,494	7,329	4,857

Total revenue	12,645	10,316	24,229	20,131

Cost of revenue:
Software	7,058	5,877	13,534	11,769
Service (1)	2,580	1,914	5,371	3,929

Total cost of revenue	9,638	7,791	18,905	15,698

Gross profit	3,007	2,525	5,324	4,433

Operating expenses:
Selling, general and administrative (1)	2,512	2,132	5,024	4,258
Research and development (1)	672	447	1,413	833

Total operating expenses	3,184	2,579	6,437	5,091

Loss from operations	(177)	(54)	(1,113)	(658)
Interest and other income	115	83	202	142

Income (loss) before income taxes	(62)	29	(911)	(516)
Income tax expense	(26)	(66)	(26)	(66)

Net loss	$(88)	$(37)	$(937)	$(582)

Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.10)	$(0.06)

Shares used in calculation of basic and diluted loss per share	9,586	9,536	9,575	9,536

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$42	$—	$82	$—
Selling, general and administrative	115	—	212	—
Research and development	18	—	35	—

Total stock-based compensation expense	$175	$—	$329	$—